Exhibit 99.2

EagleRock Acquires Intrepid Ranch

Acquisition materially expands EagleRock’s contiguous Delaware Basin position, with significant upside expected to be achieved through active management of the asset

August 10, 2026

HOUSTON, Texas — EagleRock Land, LLC (“EagleRock”), a surface land management company that controls surface acreage in the core of the Permian Basin, acquired the Intrepid Ranch, which is comprised of approximately 50,000 surface acres, from Hydrosource Logistics LLC (the “Acquisition”) for a total purchase price of $78.2 million. The Acquisition was funded through a combination of cash on hand and borrowings under EagleRock’s existing revolving credit facility, reflecting EagleRock’s strong liquidity position and financial flexibility.

The acreage is directly adjacent to EagleRock’s existing surface position in Lea County, New Mexico, and includes approximately 22,000 fee acres, representing an increase of approximately 60% to EagleRock’s existing fee acreage in New Mexico. EagleRock intends to apply the active management approach it has used successfully elsewhere in its portfolio, including renegotiating and modernizing mutually beneficial surface use agreements, optimizing and expanding water infrastructure and water rights, and unlocking additional royalty opportunities including sand development.

The acreage includes several million barrels per year of currently producing commercial water rights, several million barrels of above-ground storage capacity, multiple saltwater disposal wells, as well as active caliche pits and permitted sand mines. The position sits within a corridor of the Delaware Basin developed by several of the industry’s most active, blue-chip operators, underscoring the strategic quality and demand fundamentals of the surrounding acreage. The ranch’s proximity to expanding urban development in the region also positions EagleRock to pursue non-oil and gas commercial opportunities, such as power generation and transmission, further diversifying the revenue potential of the acquired acreage.

“We look for assets that are worth more inside the EagleRock platform than individually, and the Intrepid Ranch clearly fits that standard,” said Greg Pipkin, Chief Executive Officer of EagleRock. “It creates a contiguous corridor from the state line through the heart of Lea County and our existing New Mexico acreage. We expect to continue to execute our strategy to grow the portfolio, organically and through disciplined, accretive M&A that strengthens the business for our shareholders.”

“The Intrepid Ranch is EagleRock’s first major acquisition since completing its initial public offering in May and reflects the accretive, adjacent acquisition strategy that EagleRock outlined to investors at that time,” commented Neal Shah, President and CFO of EagleRock. “We believe the Acquisition represents an attractive entry valuation with significant upside and multiple avenues to grow asset-level revenue and EBITDA, further enhancing the economics of the acquisition.”

The Acquisition was unanimously approved by a committee of independent members of EagleRock’s board of directors (the “Committee”). Raymond James served as financial advisor and Gibson, Dunn & Crutcher LLP acted as legal advisor to the Committee. Vinson & Elkins L.L.P. acted as legal advisor to EagleRock. Jackson Walker LLP acted as legal advisor to Hydrosource Logistics LLC.

About EagleRock

EagleRock (NYSE: EROK) is a land management company that owns or controls approximately 286,000 acres in the heart of the Delaware and Midland sub-basins within the prolific Permian Basin. In addition, EagleRock has an interest in up to approximately 70,000 acres pursuant to an acreage dedication related to its Midland Basin water infrastructure assets. Its acreage is vital to the efficient development of oil and natural gas resources in the Permian Basin and is strategically located to support the growing surface, resource, infrastructure and related commercial development needs of the power and other emerging industries in the Permian Basin.

Cautionary Statement Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on EagleRock’s beliefs, as well as assumptions made by, and information currently available to, EagleRock, and therefore involve risks and uncertainties that are difficult to predict, including that the anticipated benefits of the Acquisition will not be realized in a timely manner, or at all. Words such as “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “ability,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy” or similar expressions are generally intended to identify forward-looking statements. Forward-looking statements include any statements regarding the Acquisition, including our ability to actively manage the new assets, the ability to renegotiate and modernize surface use agreements, creating new revenue opportunities and the expected benefits of the Acquisition, including expected accretion, integration plans, synergies, opportunities and anticipated future performance. These forward-looking statements are based upon the current beliefs and expectations of our management and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, projected in, or implied by, such statements.

All statements other than historical facts are forward-looking statements, and include statements regarding EagleRock’s future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and plans and objectives and intentions of management for the future. Although EagleRock believes the expectations and forecasts reflected in its forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, including those risks more fully discussed in in its final prospectus filed with the SEC on May 14, 2026 and the other reports and materials it files with the SEC. You can access EagleRock’s filings with the SEC through the SEC’s website at http://www.sec.gov. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. EagleRock cautions you not to place undue reliance on forward-looking statements contained in this presentation, which speak only as of the date hereof, and EagleRock is under no obligation, and expressly disclaims any obligation to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Neal Shah

President and Chief Financial Officer

EagleRock Land, LLC

info@erok.com; (713) 280-7002

Source: EagleRock Land, LLC

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